Exhibit 99.1

September 24, 2015

Dear Valued Plastic Surgeon,

I wanted to comment on some industry news that we became aware of yesterday.  The Medicines and Healthcare products Regulatory Agency (MHRA), an executive agency of the United Kingdom Department of Health, announced the suspension of Silimed’s CE certificate for all medical devices made by Silimed.  Notably, the MHRA stated in its announcement that “there has been no indication at this time that these issues would pose a threat to patient safety.”

As you may know, Silimed is one of our contract manufacturers.  Please note that the MHRA announcement has no applicability to Sientra’s products as it is applicable only to the distribution of Silimed’s CE-marked implants in Europe.  Our products are FDA-regulated and PMA-approved.  Sientra’s breast implants and our other products continue to be marketed and available in the United States and there has been no change to the regulatory status of Sientra’s FDA-approved breast implants.

We are confident in the safety of our products, and you can reassure your patients as needed by telling them that there has been no indication that these issues would pose a threat to their safety. In light of this news, we will of course conduct our own review to ensure continued compliance with our own high internal standards.

A few other important items to note:

•                  Silimed has assured us that they are working with the MHRA in the European Union to resolve the issues promptly; and

•                  Silimed has been audited multiple times by the FDA to ensure compliance with the Quality Systems Regulation, and has, to date, never received a 483 observation. Silimed has also been audited by ANVISA and other Brazilian regulatory authorities.

Our recent publication of our clinical data at 8-years of follow-up supports our continued record of safety and efficacy.

Given our unwavering commitment to you and your patients, I will continue to keep you fully informed.

In the meantime, and as always, I am available along with my team to address your needs and inquiries. Please do not hesitate to contact us via our information request line at info@sientra.com, or by calling us at 888.708.0808.

Respectfully,

Hani Zeini

Founder and Chief Executive Officer

Sientra, Inc.